Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169379 on Form S-3 and Nos. 333-169377, 333-51494 and 333-143770 on Form S-8 of our report dated January 27, 2012, relating to the consolidated financial statements of Jefferies Group Inc., and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in fiscal year end from December 31 to November 30 and the adoption of Financial Accounting Standards Board accounting guidance that addresses the consolidation of variable interest entities) appearing in this Annual Report on Form 10-K of Leucadia National Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 24, 2012